Exhibit 10.15

Bruker Corporation

2022 Short-Term Incentive Compensation Program

Program Objectives

The Bruker Corporation (“Bruker” or the “Company”) 2022 Short-Term Incentive Compensation Program (the “ICP” or “Program”) is designed to reward employees for performance that contributes to the Company’s growth and financial success.

The Program is designed to reward several layers of success at the Bruker Corporate, Group, Divisional, Business Unit, functional, and individual levels, while maintaining a focus on improvement over prior year results. Incentive Awards under this Program are granted as “Cash-Based Awards” pursuant to and in accordance with the terms of the Bruker Corporation 2016 Incentive Compensation Plan (the “2016 Plan”). Capitalized terms used but not defined herein shall have the meanings ascribed to them under the 2016 Plan.

Eligibility

Employees, including executives and managers, of the Company and its subsidiaries are eligible to participate in the Program, as the Committee (as defined below) may determine at its discretion. Sales-commissioned employees and employees participating in any other cash-based incentive plan of the Company or any of its subsidiaries are not eligible to participate in the ICP. Employees participating in this ICP are generally not eligible to participate in any other cash-based incentive plan of the Company and its subsidiaries.

Any Incentive Award for any employee who becomes eligible to participate in the Program after the beginning of the Performance Period shall be pro-rated based on the employee’s participation date. An employee must commence employment or transfer into an eligible position, as applicable, prior to November 15th of the Performance Period in order to be eligible to participate in the Program for that Performance Period, unless otherwise determined by the Committee.

Incentive Targets and Incentive Awards

Each Participant shall have a pre-determined Incentive Target, which will be determined by the Committee and communicated to the Participant. Additionally, the conditions to achieve the Incentive Target shall also be pre-determined. Achievement of a Participant’s Incentive Target typically depends on a combination of Company or business achievement of financial goals and

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achievement of individual goals, with weightings assigned to each based on Committee discretion and the Participant’s level in the organization. Incentive Award payouts are calculated and paid annually based on Company and individual performance relative to the goals, such that actual Incentive Award payouts can be below, at, or above the Incentive Target.

Incentive Award Achievement and Maximums

Financial Goals

Each financial goal has a minimum of 0% payout and a maximum of 200%, with payouts determined relative to the achievement of each of the specified performance goals on a linear basis, e.g., 110% performance results in 110% payout for any one financial metric.

For purposes of this Program, financial goals may be determined pursuant to generally accepted accounting principles (GAAP) or on a non-GAAP basis and may include the following metrics or variations thereof: earnings per share (EPS); pre-tax or after-tax net income; operating income or profit; cash flow; gross or net revenues; gross or net sales; costs (including cost reductions); margins; units sold; market share; stock price; total shareholder return; return on sales, assets, equity, capital or investment; earnings before deducting one or more of interest, taxes, depreciation and amortization; capital expenditures; working capital; inventory decrease; effective tax rate in one or more jurisdictions; planning for, or completion or implementation of, acquisitions or divestitures of specific product lines, business segments, business units, divisions or subsidiaries; or other balance sheet or income statement objectives approved by the Committee.

Performance goals may be set at the consolidated level, segment level, division level, group level, business unit level, country or regional level. Additionally, performance goals may be measured on an absolute basis or relative to pre-established targets, a previous year’s results or to a designated comparison group, in each case as specified by the Committee.

The Committee may, in its sole discretion and in accordance with and subject to the terms of the 2016 Plan, adjust Incentive Awards to take into account the effects of any Extraordinary Items (as defined below).

Differences in weightings of financial goals, or the financial goals themselves, may exist between the Corporate and Group/Divisional financial metrics to reflect organizational scope, responsibility, and shareholder expectations. Each of the metrics may also be weighted to reflect the relative importance of each of the goals. Participants in the operating groups may have a portion of their financial goals tied to their direct area of responsibility or some other area related

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to their responsibility (e.g., an organization that is “1-up” from their current direct area of accountability) to encourage teamwork, collaboration, and alignment across the organization.

The determination of achievement of financial goals for purposes of Incentive Award calculations will be based, in part, upon final audited financial statements for the Performance Period; and, where applicable, the baseline numbers will be the prior year audited financial results as approved by the Board.

Individual Goals

All individual goals will be established by the Committee and communicated to the Participant. Individual performance will be assessed by the Committee based on achievement of individual goals. Payouts will be determined by the Committee, based, in part, on the Committee’s assessment of individual performance relative to each of the specified goals and the applicable annual budget. Individual performance has a minimum payout of 0% and a maximum payout of 125%.

Total Award Opportunity

Results of the financial goals relative to their respective targets will be multiplied by the corresponding payout percentage tied to the specific level of performance for each goal. Those products will then be added together to derive the final payout percentage for the financial portion of the award. Results of the individual goals will be used in determining the overall payout for the individual portion of the award.

Award Payments

After the Performance Period has ended, the Committee shall determine the amount of each Participant’s Incentive Award, if any, based on the achievement of the financial goals and individual goals over the Performance Period, market conditions and the Committee’s exercise of discretion. The factors used in determining the amount of the Incentive Award are in the sole discretion of the Committee, and may include the achievement of individual performance, employee contributions to other areas of the Company, compliance with Company policies and procedures, teamwork, market conditions, overall Company performance, or other factors determined by senior management from time to time.

Incentive Awards, if any, will be paid to eligible Participants in the calendar year following the calendar year in which the Performance Period ends shortly after audited results are approved by the Board and reported by the Company and the Committee determines Incentive Award amounts.

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Participants must be active employees on payroll in an eligible position on the payout date to receive an Incentive Award; provided that Participants who transfer to an ineligible position after the beginning of the Performance Period will remain eligible to receive a pro-rated Incentive Award based on the time the Participant worked in the eligible position during the Performance Period. To be eligible to receive any Incentive Award under the Program, the Participant must be considered in good standing as determined by the Committee in its sole discretion and may not be on a performance improvement plan.

If an employee is terminated involuntarily prior to the end of a Performance Period, the Committee may, in its sole discretion, determine whether to pay any portion of the Incentive Award, taking into account such things as individual performance and length of time the employee performed in the designated role during the Performance Period. In no event will any employee who resigns for any reason, or who is terminated for performance reasons or for violation of Company policies prior to the date of the Incentive Award payout be eligible to receive any portion of an Incentive Award.

The payment of Incentive Awards pursuant to the achievement of the individual goals is subject to the satisfaction of minimum performance expectations, as determined by the Committee. Such minimum performance expectations include, without limitation, compliance by the Participant and the Participant’s organization with the Company’s Code of Conduct and other policies.

In the event the Committee determines that a Participant’s performance, or the performance of the Participant’s organization, has failed to meet the minimum standard of performance reasonably expected of such Participant, the Participant may receive only such portion of his or her Incentive Award calculated as payable in respect of individual goals, which could be zero, as may be so determined by the Committee.

In addition, in the event such failure to achieve minimum performance expectations is due to a material violation of the Code of Conduct or other Company policies which fall within the Participant’s area of responsibility, either individually or with respect to Participant’s organization, the ability of the Committee to reduce or eliminate the portion of Incentive Awards calculated as payable in respect of such individual goals shall be extended to and include the ability to eliminate or reduce the payment of amounts calculated as payable pursuant to the achievement of the financial goals.

A Participant has no contractual right to an Incentive Award. The Committee has discretion to determine whether a Participant will receive an Incentive Award and has sole discretion to determine the amount of the Incentive Award, if any. No Incentive Award is earned until the Committee has determined the amount

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payable and the Participant has met all of the conditions of the Program. An Incentive Award in one year is not a guarantee of eligibility to participate in the Program, or an Incentive Award of any amount, in subsequent years.

General Provisions

Administration

The terms and conditions of the Program are subject to the provisions of the 2016 Plan. The Committee is responsible for approving Incentive Targets, establishing financial and independent goals, assessing performance and determining the amount payable with respect to each Incentive Award, and for administering the Program in accordance with and subject to the terms and conditions of the 2016 Plan. The Committee shall have full and sole discretionary authority to interpret the Program, to establish and amend rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Program.

All interpretations and determinations, including determinations of the amount of Incentive Awards due any Participant, made by the Committee shall be final and binding on all persons.

Termination and Amendment

The Company reserves the right to amend, modify, suspend or terminate the Program at any time solely in its discretion with or without notice to Participants.

No Right to Employment

Nothing contained herein shall in any way alter the nature of employment at the Company or constitute a contract of employment or in any way be construed to confer on the Participant any right to continue as a participant in the 2016 Plan or the Program or as an employee of the Company or any subsidiary of the Company.

Recoupment

Payments made to any Participant pursuant to an Incentive Award shall be subject to clawback: (1) to the extent of the excess of what would have been paid to the Participant under a Restatement (as defined below), (2) in the event that a Participant, during employment or other service covered by this Program, shall engage in activity detrimental to the business of the Company, (3) as required by any clawback policy implemented by the Company, or (4) as otherwise required by any provision of any law, government rule or regulation, or stock exchange listing requirement.

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Tax Withholding

The Company and its subsidiaries shall have the right to withhold from any amount payable hereunder any amount it reasonably determines is sufficient to satisfy all applicable country-specific tax withholding requirements and to take such other action as may be necessary or advisable in the opinion of the Company and its subsidiaries to satisfy all obligations for withholding of such taxes.

Section 409A

The Program is intended to comply with the short-term deferral rule set forth in the regulations under section 409A of the Code, in order to avoid application of section 409A to the Program. If and to the extent that any payment under this Program is deemed to be deferred compensation subject to the requirements of section 409A, this Program shall be administered so that such payments are made in accordance with the requirements of section 409A, including the six-month delay required for “specified employees,” if applicable. In no event shall a Participant, directly or indirectly, designate the calendar year of payment, except in accordance with Section 409A. Notwithstanding anything in this Program to the contrary, each Participant shall be solely responsible for the tax consequences of any Incentive Award, and in no event shall the Company or any subsidiary have any responsibility or liability if any Incentive Award does not meet the applicable requirements of Section 409A of the Code. Although the Company intends to administer the Program to prevent taxation under Section 409A of the Code, the Company does not represent or warrant that the Program or any Incentive Award complies with any provision of federal, state, local or other tax law.

Change in Control

Notwithstanding other provisions of the Program, in the event of a Change in Control of the Company:

(1)

If an Incentive Award is continued or assumed and within the lesser of the expiration of the Performance Period and 12 months following the Change in Control the Company (or its successor) involuntarily terminates the Participant without Cause or the Participant voluntarily terminates for Good Reason then, upon such termination, the Incentive Target payout opportunity under such Incentive Award will be deemed to have been earned on a pro rata basis for that portion of the Performance Period(s) completed as of the effective date of such qualifying termination and will be paid to the Participant within 30 days following such termination, unless the acceleration of payment would result in additional taxes under Section 409A of the Internal Revenue Code.

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(2)

If an Incentive Award is not continued or assumed, the Incentive Target payout opportunity under such Incentive Award will be deemed to have been earned on a pro rata basis for that portion of the Performance Period completed as of the effective date of such Change in Control and will be paid to the Participant within 30 days following such Change in Control, unless the acceleration of payment would result in additional taxes under Section 409A of the Internal Revenue Code.

Unfunded Arrangement

The obligations of the Company under this Program shall be unsecured and unfunded obligations, and to the extent that any Participant acquires a right to receive a payment under this Program, such right shall be no greater than the right of an unsecured general creditor of the Company and no Participant shall have any right, title or interest in any of the assets of the Company or its affiliates. No assets of the Company or its affiliates shall be held under any trust, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Program. Any and all assets of the Company and its affiliates shall be, and remain, the general unpledged, unrestricted assets thereof.

Transferability

No right or interest of any Participant under the Program and no Incentive Award will be assignable or transferable, in whole or in part, by the Participant either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof will be effective; and no right or interest of any Participant under the Program and any Incentive Award will be liable for, or subject to, any obligation or liability of such Participant.

Successors

The Program shall be binding upon and inure to the benefit of the Company, its successors and assigns, and each Participant and the Participant’s heirs, executors, administrators and legal representatives.

Governing Law

This Program, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to principles of conflict of laws which would require application of the law of another jurisdiction.

Entire Agreement

This Program, together with the 2016 Plan, constitutes the entire agreement of the Company with respect to the subject matter thereof and cannot be modified by any oral statement or otherwise except by written action of the Committee or the Board.

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This Program applies to all employees globally, with such adjustments for local law and local business and accounting practices as the Committee may determine, including as set forth on the Addendum attached hereto.

Definitions

Committee: means the Compensation Committee with respect to the Company’s executive officers and other senior-level employees identified by the Compensation Committee, and the Participant’s manager or applicable Group President with respect to all other Participants.

Extraordinary Items: means unusual or nonrecurring events affecting the Company or the financial statements of the Company, such as, but not limited to, (a) effects of changes in foreign exchange, (b) an unbudgeted material expense incurred by or at the direction of the Board or a committee thereof, (c) a material litigation judgment or settlement, (d) effects of mergers, acquisitions, divestitures, spin-offs, consolidation, acquisition of property or stock, reorganizations, restructuring charges, or joint ventures, or (e) changes in applicable laws, regulations, or accounting principles.

Incentive Award: The award payout under the Program.

Incentive Target: The incentive opportunity expressed as a percent of the Participant’s base salary.

Participant: An employee who has met the eligibility criteria outlined in accordance with the Program.

Performance Period: The period of time for which performance goals are measured under this Program is generally January 1 through December 31.

Restatement: With respect to any payment under an Incentive Award, a material restatement of previously filed financial statements that is required to be prepared and filed at any time during the three-year period following such payment due to material noncompliance of the Company with any financial reporting requirements under the United States federal securities laws.

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Short-Term Incentive Compensation Program Addendum

This Addendum should be read alongside the provisions of the Short-Term Incentive Compensation Program (the “Program”). The purpose of the Addendum is to amend the Program in accordance with the requirements of the governing law in the countries as set out below. The amendments for a given specific country set forth below (and no other country) shall apply to and be part of the Program for Participants while employed by a Bruker subsidiary in such country. Unless otherwise defined in this Addendum, the terms and conditions defined in the Program are incorporated by reference. For avoidance of doubt, if a provision of the Program is not expressly amended below for a given country, that provision remains in full force and effect in such country without amendment.

China

The following amendment shall be made to the Program if the Participant employed by a Bruker subsidiary in China.

The paragraph headed Governing Law shall be amended to read as follows (with the underlined wording showing the change made):

“This Program, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the Peoples Republic of China, without reference to principles of conflict of laws which would require application of the law of another jurisdiction.”

France

The following amendment shall be made to the Program if the Participant employed by a Bruker subsidiary in France.

The paragraph headed Recoupment shall be amended to read as follows:

“Payments made to any Participant pursuant to an Incentive Award shall be subject to clawback: (1) to the extent of the excess of what would have been paid to the Participant under a Restatement (as defined below) or (2) as otherwise required by any provision of any law, government rule or regulation, or stock exchange listing requirement.”

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Germany

The following amendments shall be made to the Program if the Participant employed by a Bruker subsidiary in Germany.

1.	The first sentence of the paragraph headed Individual Goals shall be amended to read as follows (with the underlined wording showing the changes made):

“All individual goals will be established by the Committee and communicated to the Participant at the beginning of the Performance Period.”

2.	The first sentence of the first paragraph under the heading Award Payments shall be amended to read as follows (with the underlined wording showing the changes made):

“After the Performance Period has ended, the Committee shall determine the amount of each Participant’s Incentive Award, if any, based on the achievement of the financial goals and individual goals over the Performance Period, market conditions and the Committee’s exercise of reasonable discretion.”

3.

The first sentence of the third paragraph under the heading Award Payments shall be deleted and the second sentence of the same paragraph shall be amended to read as follows (with the underlined wording showing the changes made):

“To be eligible to receive any Incentive Award under the Program, the employee Participant must be considered in good standing as determined by the Company in its sole and reasonable discretion and may not be on a performance improvement plan.”

4.	The fourth paragraph under the heading Award Payments shall be deleted and replaced with the following:

“Any Incentive Award for any employee whose employment terminates during the Performance Period or who otherwise ceases to be eligible to participate in the Program after the beginning of the Performance Period shall be pro-rated based on the employee’s termination date or the date on which the employee’s participation ceases otherwise.”

5.	The first sentence of the eighth paragraph under the heading Award Payments shall be deleted.

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Switzerland

The following amendments shall be made to the Program if the Participant employed by a Bruker subsidiary in Switzerland.

1.	The following sentence shall be inserted at the end of the paragraph under the heading Incentive Payment and Incentive Awards:

“In any case, the Committee is free to deviate at its own discretion upwards or downwards from the Incentive Target set in its final determination of the Incentive Award.”

2.	The following sentences shall be inserted at the end of the second paragraph under the heading Award Payments:

“The Company may instruct subsidiaries to make the payment on behalf of the Company. The Company further has the right to pay the Incentive Award in the local currency in which the employee is usually paid whereby the exchange rate shall be determined by the Committee.”

3.	The third, fourth and fifth paragraphs under the heading Award Payments shall be amended to read as follows (with the underlined wording showing the changes made):

“Participants must be active employees (i.e. neither terminated or under notice) on payroll in an eligible position on the payout date to receive an Incentive Award; provided that Participants who transfer to an ineligible position after the beginning of the Performance Period will remain eligible to receive a pro-rated Incentive Award based on the time the Participant worked in the eligible position during the Performance Period. To be eligible to receive any Incentive Award under the Program, the Participant must be considered in good standing as determined by the Committee in its sole discretion and may not be on a performance improvement plan.

If an employee is terminated involuntarily prior to the end of a Performance Period (whereby the issuance of the notice is decisive and not the expiration of any notice period), the Committee may, in its sole discretion, determine whether to pay any portion of the Incentive Award, taking into account such things as individual performance and length of time the employee performed in the designated role during the Performance Period. In no event will any employee who resigns for any reason, or who is terminated for performance reasons or for violation of Company policies prior to the date of the Incentive Award payout (whereby

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the issuance of the notice is decisive and not the expiration of any notice period) be eligible to receive any portion of an Incentive Award. The possible indication of reasons for termination in a notice does not allow any conclusion to be drawn as to the reasons for termination that are decisive for the Program.

The payment of Incentive Awards pursuant to the achievement of the individual goals is subject to the satisfaction of minimum performance expectations, as determined in the sole discretion by the Committee. Such minimum performance expectations include, without limitation, compliance by the Participant and the Participant’s organization with the Company’s Code of Conduct and other policies.”

4.	The following sentence shall be inserted at the end of the paragraph under the heading Successors:

“The Participant shall not have any right under this Program against the subsidiary employing the Participant, but only against the Company.”

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